UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 1, 2007

United America Indemnity, Ltd.
__________________________________________
(Exact name of registrant as specified in its charter)

Cayman Islands	000-50511	98-0417107
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Walker House, 87 Mary Street, P.O. Box 908GT, Cayman Islands, Cayman Islands		None
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(345) 949-0100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Fox Paine & Company has notified the Company that it intends to realign its representation on the board pursuant to its rights under the Amended and Restated Shareholders Agreement dated as of December 15, 2003, as amended, among the Company, Fox Paine & Company and the other parties named therein. In connection therewith, effective June 1, 2007, Mr. Troy W. Thacker resigned from the Company's board of directors, and Fox Paine & Company intends to nominate a replacement to serve on the board to replace Mr. Thacker.

Additionally, Mr. Edward J. Noonan and Mr. John J. Hendrickson have notified the Company that they intend to resign from the Board. Mr. Noonan has resigned, effective June 1, 2007, due to a potential conflict of interest resulting from Mr. Noonan's status as Chairman and Chief Executive Officer of Validus Holdings, Ltd. Similarly, Mr. Hendrickson has resigned, effective on or before September 30, 2007, due to a potential conflict of interest resulting from Mr. Hendrickson’s service as a member of the Board of Directors and Audit Committee of Validus Holdings, Ltd. The Company is actively seeking to fill the vacancies created on its board of directors as a result of the aforementioned resignations.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

United America Indemnity, Ltd.

June 7, 2007	By:	Garland P. Pezzuolo

Name: Garland P. Pezzuolo
Title: General Counsel